                           ACADIA PHARMACEUTICALS INC.


                ________________________________________________



                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT


                ________________________________________________



                                   MAY 5, 2000

                                                   TABLE OF CONTENTS


                                                                                                               PAGE
ARTICLE 1         DEFINITIONS.....................................................................................2

ARTICLE 2         RIGHT OF FIRST REFUSAL..........................................................................2

         2.1      Generally.......................................................................................2

         2.2      Acceptance......................................................................................3

         2.3      Sale by Company.................................................................................3

         2.4      Decrease in Shares Sold.........................................................................3

         2.5      Purchase of Shares..............................................................................4

         2.6      Shares not Sold.................................................................................4

         2.7      Exclusions from First Refusal Right.............................................................4

         2.8      Applicability of this Agreement to Offered Securities...........................................5

ARTICLE 3         RESTRICTIONS ON TRANSFER........................................................................5

         3.1      Generally.......................................................................................5

         3.2      [Intentionally Omitted].........................................................................5

         3.3      Permitted Transfers.............................................................................5

         3.4      Offer for Sale; Notice of Proposed Sale.........................................................6

         3.5      Option to Purchase..............................................................................6

         3.6      Sale to Offerer; Closing........................................................................7

         3.7      Co-Sale Rights..................................................................................8

         3.8      Treatment of Sale Proceeds......................................................................8

ARTICLE 4         COME-ALONG OBLIGATIONS..........................................................................8

         4.1      Generally.......................................................................................8

         4.2      Notice..........................................................................................9

         4.3      Closing.........................................................................................9

         4.4      Stock Options..................................................................................10

ARTICLE 5         EVENTS OF DEFAULT..............................................................................10

         5.1      Events of Default..............................................................................10

         5.2      Remedies on Default............................................................................11

         5.3      Notice of Default..............................................................................11

         5.4      Specific Enforcement...........................................................................11

         5.5      Remedies not Waived............................................................................11


                                                         i.


                                                   TABLE OF CONTENTS
                                                     (CONTINUED)

ARTICLE 6         GOVERNANCE.....................................................................................12

         6.1      Composition of the Board.......................................................................12

         6.2      Frequency, Quorum and Voting...................................................................13

         6.3      Notice of Meetings.............................................................................13

         6.4      Special Meetings...............................................................................13

         6.5      Composition of Committees......................................................................13

         6.6      Governance of Subsidiaries.....................................................................13

         6.7      Stockholders' Obligations to Take Certain Actions..............................................13

         6.8      Limitation on Directors' Actions...............................................................13

ARTICLE 7         AFFIRMATIVE COVENANTS OF THE COMPANY...........................................................14

         7.1      Material Changes and Litigation................................................................14

         7.2      Transactions with Affiliates...................................................................14

         7.3      Board Observer.................................................................................14

         7.4      Corporate Existence............................................................................14

         7.5      Financial Statements and Other Information.....................................................14

         7.6      Inspection of Books and Records................................................................15

         7.7      Payment of Taxes...............................................................................15

         7.8      Insurance......................................................................................15

         7.9      Patents and Intellectual Property..............................................................15

         7.10     Nondisclosure Agreements.......................................................................16

         7.11     Expenses and Compensation of Directors.........................................................16

         7.12     Reservation of Common Stock....................................................................16

         7.13     International Investment and Trade in Services Survey Act......................................16

         7.14     Copenhagen Lead Discovery Project..............................................................16

         7.15     Notice of Certain Breaches.....................................................................16

         7.16     Budgets........................................................................................16

         7.17     Conduct of Business............................................................................16

         7.18     Preservation of Shares.........................................................................16

ARTICLE 8         NEGATIVE COVENANTS.............................................................................17

ARTICLE 9         REGISTRATION RIGHTS............................................................................17


                                                         ii.


                                                   TABLE OF CONTENTS
                                                     (CONTINUED)

         9.1      Required Registrations.........................................................................17

         9.2      Incidental Registration........................................................................18

         9.3      Registration Procedures........................................................................19

         9.4      Allocation of Expenses.........................................................................20

         9.5      Indemnification and Contribution...............................................................21

         9.6      Indemnification With Respect to Underwritten Offering..........................................23

         9.7      Information by Holder..........................................................................23

         9.8      "Stand-Off" Agreement..........................................................................23

         9.9      Rule 144 Requirements..........................................................................23

         9.11     Termination of Registration Rights.............................................................24

         9.12     Transfers of Rights............................................................................24

         9.13     Registration Rights to Third Parties...........................................................24

         9.14     Construction...................................................................................24

ARTICLE 10        DEFINITIONS....................................................................................25

ARTICLE 11        GENERAL PROVISIONS.............................................................................31

         11.1     Legends........................................................................................31

         11.2     Amendment; Termination.........................................................................32

         11.3     Effect of Agreement............................................................................32

         11.4     Computation of Percentages or Pro Rata Share...................................................32

         11.5     Counterparts...................................................................................32

         11.6     Notices........................................................................................32

         11.7     Entire Agreement...............................................................................32

         11.8     Governing Law..................................................................................33

         11.9     Severability...................................................................................33

         11.10    Construction...................................................................................33

         11.11    Arbitration....................................................................................33

                                                       iii.

                           ACADIA PHARMACEUTICALS INC.

                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT


         THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT is entered into as of May 5, 2000, by and among ACADIA PHARMACEUTICALS INC., a Delaware corporation (the "Company"), those individuals and entities identified on the signature page hereof as the "Existing Institutional Stockholders" (individually, each an "Existing Institutional Stockholder" and collectively, the "Existing Institutional Stockholders"), MARK R. BRANN (the "Founding Stockholder") and the entities identified on the signature page hereof as the "New Institutional Stockholders" (individually, each a "New Institutional Stockholder" and collectively, the "New Institutional Stockholders"). Each of the Existing Institutional Stockholders and New Institutional Stockholders are sometimes referred to herein as an "Institutional Stockholder" or collectively as "Institutional Stockholders." Each of the Institutional Stockholders and the Founding Stockholder are sometimes referred to as "Stockholder" and are collectively referred to as the "Stockholders."

                                    RECITALS

         A. The parties to this Agreement are the Company and certain holders of the issued and outstanding capital stock of the Company.

         B. The Company, the Founding Stockholder and the First Institutional Stockholders entered into a Stockholders Agreement, dated as of February 3, 1997 (the "First Stockholders Agreement") in connection with the purchase and sale of Series A Preferred Stock of the Company.

         C. On August 12, 1997 the parties to the First Stockholders Agreement and the Partnership amended the First Stockholders Agreement (the "First Amended Stockholders Agreement") in connection with the purchase and sale of the Series B Preferred Stock of the Company.

         D. On September 24, 1997, the parties to the First Amended Stockholders Agreement amended the First Amended Stockholders Agreement (the "Second Amended Stockholders Agreement") in connection with the Company's sale of Series C Preferred Stock to Vision Pharmaceuticals L.P.

         E. On August 26, 1998, the Parties to this Agreement other than the New Institutional Investors amended the Second Amended Stockholders Agreement (the "Third Amended Stockholders Agreement") in connection with the purchase and sale of the Series D Preferred Stock of the Company.

         F. In connection with the issuance and sale of Series E Preferred Stock by the Company, the parties to the Third Amended Stockholders Agreement and the New Institutional Investors wish to amend and restate the Third Amended Stockholders Agreement.


                                       1.

         G. Certain of the Existing Institutional Stockholders own shares of Series A Preferred Stock of the Company, certain of the Existing Institutional Stockholders own shares of Series B Preferred Stock of the Company, certain of the Existing Institutional Stockholders own Shares of Series D Preferred Stock of the Company, and certain of the Existing Institutional Stockholders and New Institutional Stockholders own shares of Series E Preferred Stock of the Company. Certain of the Stockholders also hold warrants to purchase Common Stock of the Company. The Founding Stockholder and certain of the Existing Institutional Stockholders own shares of Common Stock.

         H. The Stockholders believe that it is in the best interests of the Company and the Stockholders to (i) provide that Stock shall be transferable only upon compliance with the terms hereof; (ii) provide certain registration rights to the Existing Institutional Stockholders and the New Institutional Stockholders; and (iii) set forth their agreements on certain other matters.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Capitalized terms used herein shall have those meanings ascribed to them in Article 10 of this Agreement.

                                    ARTICLE 2

                             RIGHT OF FIRST REFUSAL

         2.1 GENERALLY. Subject to Section 2.7 below, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (i) any Stock, (ii) any other equity securities of the Company, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company, or (iv) any debt securities convertible into capital stock of the Company (collectively, unless excluded by Section 2.7 below, the "Offered Securities"), unless in each such case the Company shall have first complied with this Agreement. The Company shall deliver to each Stockholder a written notice of any proposed or intended issuance, sale or exchange of Offered Securities (the "Offer"), which Offer shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged,
(iii) identify the persons or entities to which or with which the Offered Securities are to be offered, issued, sold or exchanged, and (iv) offer to issue and sell to or exchange with such Stockholder (A) such portion of the Offered Securities as the aggregate number of shares of the Common Stock of such Stockholder (treating, for this purpose, any outstanding convertible capital stock on an "as converted" basis and, with respect to any outstanding Preferred Stock, taking into account that number of shares of Preferred Stock to which that Stockholder would be entitled following the declaration and issuance of the "Special Dividend" as set forth in the Certificate) bears to the total number of shares of Common Stock outstanding (after giving effect to such conversion and dividend) (the "Basic Amount"), and (B) any additional portion of the Offered Securities as such Stockholder


                                      2.

shall indicate it will purchase or acquire should the other Stockholders subscribe for less than their Basic Amounts (the "Undersubscription Amount"), PROVIDED that the Undersubscription Amount shall be subject to reduction as set forth in Section 2.2 below. Each Stockholder shall have the right, for a period of forty-five (45) days following delivery of the Offer, to purchase or acquire, at a price and upon other terms specified in the Offer, the number of Offered Securities described above. The Offer by its term shall remain open and irrevocable for such forty-five (45) day period.

         2.2 ACCEPTANCE. To accept an Offer, in whole or in part, a Stockholder must deliver a written notice to the Company prior to the end of the forty-five
(45) day period of the Offer, setting forth the portion of the Stockholder's Basic Amount that the Stockholder elects to purchase and, if the Stockholder shall elect to purchase all of its Basic Amount, the Undersubscription Amount (if any) that the Stockholder elects to purchase (the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Stockholders are less than the total Offered Securities, then any Stockholder who has set forth Undersubscription Amounts in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, all Undersubscription Amounts it has subscribed for; PROVIDED, HOWEVER, that should the Undersubscription Amounts subscribed for exceed the difference between the Offered Securities and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Stockholder who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Stockholder bears to the total Undersubscription Amounts subscribed for by all Stockholders, subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

         2.3 SALE BY COMPANY. In the event that Notices of Acceptance are not given by Stockholders in respect of all the Offered Securities, the Company shall have up to 120 days from the expiration of the period set forth in Section
2.1 above to issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Stockholders (the "Refused Securities"), but only to one or more of the offerees or purchasers described in the Offer and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than these set forth in the Offer.

         2.4 DECREASE IN SHARES SOLD. In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 2.3 above), then each Stockholder may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Stockholders elected to purchase pursuant to Section 2.2 above multiplied by a fraction, (i) the numerator of which shall be the reduced number or amount of Offered Securities the Company proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Stockholders pursuant to Section 2.2 above prior to such reduction) and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Stockholder so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the


                                     3.

Offered Securities unless and until such securities have again been offered to the Stockholders in accordance with Section 2.1 above.

         2.5 PURCHASE OF SHARES. Upon the closing of the issuance, sale or exchange of all or less than all the Refused Securities, the Stockholders shall acquire from the Company, and the Company shall issue to the Stockholders, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 2.4 above if the Stockholders have so elected, upon the terms and conditions specified in the Offer. The purchase by the Stockholders of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and each Stockholder of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to each Stockholder and their respective counsel.

         2.6 SHARES NOT SOLD. Any Offered Securities not acquired by the Stockholders or other persons in accordance with Section 2.3 above may not be issued, sold or exchanged until they are again offered to the Stockholders under the procedures specified in this Agreement.

         2.7 EXCLUSIONS FROM FIRST REFUSAL RIGHT. The rights of the Stockholders under Sections 2.1 through 2.6, inclusive, shall not apply to, and the securities described shall not be deemed "Offered Securities" for:

                  (a) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock;

                  (b) the issuance of any shares of Stock to holders of Preferred Stock, pursuant to the provisions of the Certificate;

                  (c) the issuance of shares of Common Stock, or options exercisable therefor, including options outstanding on the date of this Agreement (as such number may be proportionately adjusted in the event of any stock splits, stock dividends, recapitalization or similar events occurring on or after the date of this Agreement) issued or issuable to employees, officers or directors of, or consultants or advisers to the Company pursuant to stock purchase or stock option plans or similar arrangements approved by the Board of Directors;

                  (d) the issuance of Common Stock pursuant to the exercise of Warrants outstanding as of the date hereof;

                  (e) securities issued solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or substantially all of the stock or assets of any other entity;

                  (f) shares of Common Stock sold by the Company in an underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least Seven Million Five Hundred Thousand United States Dollars (US$7,500,000) of gross proceeds to the Company at a minimum price of seven dollars and 50 cents ($7.50) per share (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and other similar events) (a "Qualifying IPO");


                                      4.

                  (g) securities issued in connection with bona fide strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) collaboration or technology transfer arrangements; PROVIDED that each such strategic transaction and the issuance of shares pursuant thereto, has been approved by the Board of Directors and the arrangement involves diligence obligations (if applicable);

                  (h) securities issued in connection with the Company entering into an equipment leasing arrangement or debt financing from a bank or similar financial institution; PROVIDED, HOWEVER, that such issuances shall not exceed or be exercisable for or convertible into more than an aggregate of 25,000 shares of capital stock of the Company (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and other similar events); or

                  (i) shares of Series E Preferred Stock purchased under the Series E Stock Purchase Agreement.

         2.8 APPLICABILITY OF THIS AGREEMENT TO OFFERED SECURITIES. No issuance or sale of Offered Securities shall be valid unless the purchaser of such Securities shall have executed and delivered a counterpart of this Agreement. Offered Securities issued, sold or exchanged pursuant to this Agreement, including those to which Section 2.7(a), (b), (d) and (e) of this Agreement is applicable, shall be subject to the terms of this Agreement, PROVIDED, HOWEVER, that shares of Common Stock which are the subject to the Company's 1997 Stock Option Plan shall not be subject to this Agreement.

                                    ARTICLE 3

                            RESTRICTIONS ON TRANSFER

         3.1 GENERALLY. Any sale or other disposition of any of the shares of Stock by a Stockholder, other than according to the terms of this Agreement, shall be void and transfer no right, title or interest in or to any of such shares of Stock to the purported transferee. Moreover, no transfers shall be valid unless and until the transferee shall have executed and delivered a counterpart of this Agreement.

         3.2 [INTENTIONALLY OMITTED].

         3.3 PERMITTED TRANSFERS. Subject to Section 3.1 of this Agreement, (a) a Stockholder may sell, assign or transfer, without compliance with Sections 3.4 through 3.6 of this Agreement, any or all of his shares of Stock to an Affiliate of such Stockholder or to his spouse or children or to a trust established for the benefit of his spouse, children or himself, or dispose of them under his will or pursuant to a judicial decree or order (PROVIDED that, in each such case, the Company receives written notice of such transfer, that this Agreement shall be binding upon each such transferee and, prior to the completion of such transfer, each transferee or his or her legal representative shall have executed documents assuming the obligations of the transferring Stockholder under this Agreement with respect to the transferred shares). Notwithstanding the foregoing, in the event of any sale, assignment or transfer pursuant to this
Section 3.3 the transferor and the transferee(s) shall be jointly and severally liable as one


                                      5.

Stockholder pursuant to this Agreement. The pledge of any shares of Stock shall be permitted only with the approval of the Board of Directors, in its sole discretion.

         3.4 OFFER FOR SALE; NOTICE OF PROPOSED SALE. If any Stockholder (the "Transferring Party") desires to sell, transfer or otherwise dispose of any of his shares of Stock, or of any interest in such shares of Stock, whether voluntarily or by operation of law, in any transaction other than pursuant to
Section 3.3 of this Agreement, such Transferring Party shall first deliver written notice of such desire to do so (the "Notice") to the other Stockholders and the Company (such other Stockholders referred to herein as the "Non-Transferring Parties"), in each case in the manner prescribed in Section
11.6 of this Agreement. The Notice shall specify: (i) the name and address of the party to which the Transferring Party proposes to sell or otherwise dispose of the Stock or interest in the Stock (the "Offerer"), (ii) the number of shares of Stock the Transferring Party proposes to sell or otherwise dispose of (the "Shares Proposed for Transfer"), (iii) the consideration per share of Stock offered by the Offerer to the Transferring Party for the proposed sale, transfer or disposition, and (iv) all other material terms and conditions of the proposed transaction. The Notice shall be accompanied by a copy of the offer from the Offerer to the Transferring Party or such other evidence of the offer that is reasonably satisfactory to the Transferring Parties.

         3.5 OPTION TO PURCHASE.

                  (a) The Stockholders and the Company shall have the option to purchase all but not less than all of the Shares Proposed for Transfer. The Stockholders shall have the first option (the "First Option") to purchase all or any part of the Shares Proposed for Transfer for the consideration per share and on the terms and conditions specified in the Notice. The First Option must be exercised no later than forty-five (45) days after such Notice is deemed under
Section 11.6 hereof to have been delivered. The Stockholders shall have a right to purchase the Shares Proposed for Transfer on a pro rata basis according to the number of shares of Stock owned by such Stockholders. Such option shall be exercised by delivery of written notice to the Secretary of the Company.

                  (b) In the event options to purchase have been exercised by the Non-Transferring Parties with respect to some but not all of the Shares Proposed for Transfer, those Non-Transferring Parties who have exercised their options within the forty-five (45) day period specified in Section 3.5(a) shall have an additional option, for a period of fifteen (15) days next succeeding the expiration of such forty-five (45) day period, to purchase all or any part of the balance of such Shares Proposed for Transfer on the terms and conditions set forth in the Notice, which option shall be exercised by the delivery of written notice to the Secretary of the Company. In the event there are two or more such Non-Transferring Parties that choose to exercise the last-mentioned option for a total number of shares of Stock in excess of the number available, the shares of Stock available for each such Non-Transferring Party's option shall be allocated pro rata based on the number of shares of Stock owned by the Non-Transferring Parties so electing.

                  (c) In the event the Non-Transferring Parties do not exercise their option with respect to all of the Shares Proposed for Transfer within such fifteen (15) day period, the Company may elect within eight (8) days succeeding the expiration of such fifteen (15) day


                                      6.

period, to purchase the Shares Proposed for Transfer not purchased by the Stockholders (the "Remaining Shares"). In such case the Company shall deliver written notice of such purchase to the Transferring Party.

                  (d) If the options to purchase the Shares Proposed for Transfer are exercised in full by the Non-Transferring Parties and/or the Company, the Secretary of the Company shall immediately notify all of the exercising Non-Transferring Parties of that fact.

                  (e) In the event the Non-Transferring Parties and/or the Company duly exercise their option to purchase the Shares Proposed for Transfer, the closing of such purchase shall take place at the offices of the Company on a single date agreed to among such purchasers, which date shall be not later than sixty (60) days after the expiration of the applicable relevant period pursuant to Section 3.5(a)-(c) above.

                  (f) To the extent that the consideration proposed to be paid by the Offerer for the Shares Proposed for Transfer consists of property other than cash or a promissory note, the consideration required to be paid by the Company and/or the Non-Transferring Parties exercising their option to purchase may consist of cash equal to the value of such property, as determined in good faith by agreement of the Transferring Party and the Company and/or the Non-Transferring Parties acquiring such Shares Proposed for Transfer. In the event that the parties are not able to determine the value of such property, the value of such property shall be determined by a panel of three appraisers whose decision shall be final and binding on the parties hereto. The Transferring Party shall choose one appraiser; the Company and/or the Non-Transferring Parties acquiring such Shares Proposed for Transfer shall choose the second appraiser; and the two so selected shall select and designate a third appraiser. The value of the property shall be equal to the average of the values determined by the three appraisers.

                  (g) Notwithstanding anything to the contrary herein, neither the Company nor any of the Non-Transferring Parties shall have any right to purchase any of the Shares Proposed for Transfer hereunder unless the Company and/or the Non-Transferring Parties exercise their option or options to purchase all of the Shares Proposed for Transfer.

                  (h) Notwithstanding anything to the contrary set forth herein, in the event the Stockholder proposing to transfer its shares is an Institutional Stockholder, the Company's right to purchase any or all of the Shares Proposed for Transfer shall be conditioned upon the receipt by the proposed selling Stockholder of either a satisfactory ruling from the relevant taxing authority or a satisfactory option of legal counsel by such Stockholder to the effect that the tax treatment of the proceeds on the sale of the Shares Proposed for Transfer is not materially more adverse to the Stockholder if such shares of Stock are purchased by the Company than would be the case if such shares of Stock were purchased by the Offerer.

         3.6 SALE TO OFFERER; CLOSING. If the Company and/or the Non-Transferring Parties do not exercise their options to purchase all of the Shares Proposed for Transfer within the periods described in this Agreement (the "Option Period"), then all options of the Company and the Non-Transferring Parties to purchase such Shares Proposed for Transfer, whether exercised or not, shall terminate and, subject to the provisions in Section 3.1, the Transferring Party may sell, on the terms and conditions set forth in the Notice, the Shares Proposed for Transfer to the Offerer,


                                      7.

PROVIDED that the transaction contemplated by the Notice shall be consummated not later than ninety (90) days after the expiration of the Option Period.

         3.7 CO-SALE RIGHTS. Upon the proposed occurrence of a Co-Sale Transaction, any one or more of the Stockholders may demand that the effectiveness of the Co-Sale Transaction be conditioned upon the right of such Stockholder(s) to sell to the Person acquiring shares of Stock or other securities of the Company (the "Co-Sale Purchaser") all or any part of such Stockholder(s)' shares of Stock and other securities of the Company (a "Co-Sale"), PROVIDED that such Stockholder(s) deliver(s) written notice to the Stockholder transferring shares of Stock or other Company securities to the Co-Sale Purchaser of such demand stating the number and kind of shares of Stock and other securities it so wishes to sell within forty-five (45) days after having received notice from the Transferring Party that a proposed sale of shares of Stock would constitute a Co-Sale Transaction. The price for such Stockholder(s)' shares of Stock and other securities of the Company shall be equal to the per share price to be paid in the Co-Sale Transaction PROVIDED, HOWEVER, that any such Stockholder and/or Transferring Party may demand that proceeds from the Co-Sale Transaction be reallocated among such Stockholders and the Transferring Party such that such Stockholders and the Transferring Party shall be entitled to receive such portion of the proceeds as if the proceeds were distributed pursuant to Section C.2.a. of Article IV of the Certificate and PROVIDED FURTHER that such Stockholders and/or Transferring Party who tenders securities which represent the right to purchase shares shall be entitled to receive as consideration therefor the value of such shares (determined on the basis of the terms and conditions applicable to the Co-Sale Transaction taking into account the reallocation of the purchase price as aforesaid) purchasable on the basis thereof less the exercise price, if any, of the applicable security. The closing of the Co-Sale shall take place concurrently with the sale by the Transferring Party to the Co-Sale Purchaser. If the Co-Sale Purchaser is unwilling or unable to purchase all of the shares of Stock and other securities such Stockholder(s) desire(s) to sell, neither the Company nor any Stockholder, including the Transferring Party, shall enter into the Co-Sale Transaction. The occurrence of a Co-Sale Transaction other than in connection with the purchase of all of such Stockholder(s) tendered shares of Stock and other securities shall be an Event of Default under this Agreement.

         3.8 TREATMENT OF SALE PROCEEDS. The proceeds of any sale made by any Transferring Party without compliance with the provisions of this Article 3 shall be deemed to be held in constructive trust in such amount as would have been due to the Stockholders desiring to sell shares of Stock or other securities if the Transferring Party had complied with this Agreement.

                                    ARTICLE 4

                             COME-ALONG OBLIGATIONS

         4.1 GENERALLY. Each of the Stockholders (the "Participating Sellers") hereby agrees, if requested by a Significant Number of Stockholders (the Stockholders constituting such Significant Number of Stockholders are hereinafter referred to as the "Come-Along Stockholders"), to sell all of his or her shares of Stock and other securities of the Company to any other Person (the "Proposed Buyer") in the manner and on the terms set forth in this Article 4 in connection with the sale by the Come-Along Stockholders to the Proposed Buyer of all of

                                     8.

the shares and other securities of the Company of the Come-Along
Stockholders. Notwithstanding the foregoing, the provisions of this Article 4 shall not apply if the Proposed Buyer is an Affiliate of any Stockholder which comprises a part of the Come-Along Stockholders.

         4.2 NOTICE. A "Come-Along Notice" shall be delivered by a Stockholder which is a part of the Come-Along Stockholders on behalf of all such Stockholders to the Participating Sellers. The Come-Along Notice shall set forth the principal terms of the proposed purchase (the "Come-Along Transaction") insofar as it relates to the shares of Stock and other securities of the Company, the purchase price, the name and address of the Proposed Buyer and the other principal terms of the proposed Come-Along Transaction. The price for such Participating Sellers' shares of Stock and other securities of the Company shall be equal to the per share price applicable to the Come-Along Transaction, PROVIDED, HOWEVER, that any Stockholder may demand that the proceeds from the Come-Along Transaction be reallocated among the Stockholders such that the Stockholders shall be entitled to receive such portion of the proceeds as if the proceeds were distributed pursuant to Section C.2.a. of Article IV of the Certificate and PROVIDED FURTHER that such Stockholders who tender securities which represent the right to purchase shares shall be entitled to receive as consideration therefor the value of such shares (determined on the basis of the terms and conditions applicable to the Come-Along Transaction taking into account the reallocation of the purchase price as aforesaid) purchasable on the exercise thereof less the exercise price, if any, of the applicable security.

         4.3 CLOSING.

                  (a) If the Come-Along Stockholders consummate the Come-Along Transaction, the Participating Sellers shall be bound and obligated to sell all of their shares of Stock and other securities of the Company in the Come-Along Transaction on the same terms and conditions as the Come-Along Stockholders sell their shares of Stock and other securities of the Company (including, without limitation, an agreement to be liable, on a pro rata basis in accordance with the proceeds received, in respect of any representations, warranties and indemnities reasonably given in the Come-Along Transaction by the Come-Along Stockholders). The Stockholders agree that they will also take such actions and execute such documents and instruments as shall be necessary or desirable in order to consummate the Come-Along Transaction expeditiously. If at the end of the one hundred eightieth (180th) day following the date of the Come-Along Notice the Come-Along Transaction has not been completed, the Come-Along Stockholders shall be released from their obligations under the Come-Along Notice, the Come-Along Notice shall be null and void, and it shall be necessary for a separate Come-Along Notice to have been furnished and the terms and provisions of this Article 4 separately complied with, in order to consummate a Come-Along Transaction pursuant to this Article 4. All costs and expenses incurred by the Come-Along Stockholders in connection with any proposed Come-Along Transaction as to which a Come-Along Notice shall have been properly given (whether or not consummated), including without limitation all attorneys' fees and disbursements, all accounting fees and disbursements and all finders' or brokerage fees or commissions, shall be paid by the Company.

                  (b) Notwithstanding any other provision of this Agreement, in the event the consideration to be paid in exchange for shares of Stock and other securities of the Company in


                                      9.

the proposed Come-Along Transaction includes any securities and the receipt thereof by a Participating Seller would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any participant in the Come-Along Transaction of any information other than such information as would be required under Regulation D promulgated under the Securities Act in an offering made pursuant to said Regulation D solely to "accredited investors" as defined in said Regulation D, the Stockholders comprising the Come-Along Stockholders shall have no obligation to cause such Participating Seller to receive as to each share and other securities of the Company the same amount and kind of securities as the Come-Along Stockholders to the extent of such receipt of securities, unless the Come-Along Stockholders shall have elected to cause such requirements to have been complied with to the extent necessary to permit such Participating Seller to receive such securities. The Participating Seller shall be entitled to receive, in lieu thereof, against surrender of the shares and other securities of the Company (in accordance with the last paragraph of this Section 4.3 which would have otherwise been transferred by such Participating Seller to the Proposed Buyer in the Come-Along Transaction, an amount in cash equal to the fair market value of the securities which such Participating Seller would otherwise have received (as determined in good faith by the Board of Directors in its sole discretion). In the event such requirements have been complied with to the extent necessary to permit such Participating Seller to receive such securities, the Participating Seller shall execute such documents and instruments, and take such other actions (including without limitation, if required by the Come-Along Stockholders, agreeing to be represented, without cost to the Participating Seller, during the course of such Come-Along Transaction by a "purchaser representative" (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented), as the Proposed Buyer or the Company shall reasonably request in order to permit such requirements to have been complied with; PROVIDED, HOWEVER, that such actions shall not include any expenditure of funds by the Participating Seller, it being understood that payment by the Participating Seller of the fees and disbursements of any counsel the Participating Seller may elect to retain shall be deemed not to constitute a required expenditure of funds for purposes of this provision.

                  (c) At the closing of any Come-Along Transaction under this
Article 4, the Participating Sellers shall deliver the shares of Stock and other securities of the Company to be sold by them, duly endorsed for transfer with signature guaranteed, free and clear of any liens, against delivery of the applicable purchase price.

         4.4 STOCK OPTIONS. The parties agree that in connection with the Company's issuance of stock options pursuant to its 1997 Stock Option Plan the Company shall impose, to the extent permissible by law, obligations similar to the provisions in Sections 4.1, 4.2 and 4.3 on the holders of such stock options.

                                    ARTICLE 5

                                EVENTS OF DEFAULT

         5.1 EVENTS OF DEFAULT. The following events shall be Events of Default under this Agreement:


                                     10.

                  (a) The Company shall fail to perform or comply in any material respect with any of its covenants and agreements in this Agreement, or under the Certificate or By-Laws and the failure has not been cured within the Cure Period (a "Company Default").

                  (b) Any Stockholder shall fail to perform or comply in any material respect with any of its covenants and agreements in this Agreement, and the failure has not been cured within the Cure Period (a "Stockholder Default").

         5.2 REMEDIES ON DEFAULT. Upon the occurrence of a Company Default or a Stockholder Default, notice of default shall promptly be given to the defaulting party. The defaulting party shall have a period of thirty (30) days from the date of receipt of such notice (the "Cure Period") in which to cure such default, which it shall in good faith attempt to do. If the Event of Default shall be continuing at the end of the Cure Period, the non-defaulting parties shall have available to them all remedies that may be available to them in law or in equity. In addition, if the default is a Company Default or a Stockholder Default by the Founding Stockholder, then upon request by any Stockholder not in default, such Stockholders not in default shall be entitled to appoint to the Board of Directors that number of directors as shall enable directors appointed by such Stockholders not in default to approve a Significant Action. Each Stockholder agrees that it will take any action necessary (including but not limited to the grant of proxies or the voting of shares of Stock) requested of it to effect the intention of this provision.

         5.3 NOTICE OF DEFAULT. When any Event of Default shall have occurred, the Company shall give written notice thereof to each Stockholder within 5 business days after the date that is the earlier of (i) the date that the Company knows of, or (ii) the date that the Company receives written notice of, such Event of Default. When in the judgment of any Stockholder an Event of Default has occurred, the Stockholder shall give written notice thereof to the Company PROVIDED that the failure to give such notice shall not be a waiver of the rights of the Stockholder.

         5.4 SPECIFIC ENFORCEMENT. The parties hereto agree that a remedy at law would not be adequate if a Company Default or a Stockholder Default by the Founding Stockholder shall have occurred and be continuing. Unless such Default shall have been waived, the Stockholders not in default may proceed to enforce their rights under this Article 5 by a suit in equity or an action at law, including without limitation, a suit for specific performance or injunctive relief. It is agreed that if one or more Stockholder(s) not in default prevail in such an action, such prevailing Stockholder(s) shall be entitled to receive from the Company all reasonable fees, costs and expenses incurred by it, including without limitation, reasonable fees and expenses of counsel.

         5.5 REMEDIES NOT WAIVED. No course of dealing between the Company and any Stockholder and no delay in exercising any right, power or remedy conferred hereunder, shall operate as a waiver of such right, power or remedy or otherwise prejudice the exercise thereof.


                                      11.

                                   ARTICLE 6

                                   GOVERNANCE

         6.1 COMPOSITION OF THE BOARD.

                  (a) Each Stockholder agrees to take any and all action necessary (including, without limitation, the voting of all shares of Stock owned or held by such Stockholder or over which such Stockholder has voting control, the execution and delivery of proxies and actions in writing, and the calling or joining in the calling of special stockholder meetings) to cause eight Stockholder designees to be elected to the Board of Directors as follows:
(i) one member designated by BankInvest ("BI"), (ii) one member designated by Dansk Kapitalanlaeg Aktieselskab ("DK"), (iii) one member jointly designated by Lonmodtagernes Dyrtidsfond ("LD") and Kommunernes Pensionsforsikring A/S ("KP"),
(iv) one member designated by ABN AMRO Ventures B.V., (v) one member designated by the holders of a majority of the Series E Preferred Stock and (vi) three members designated by the Founding Stockholder (PROVIDED that one of the Founding Stockholder's designees shall be the Chief Executive Officer of the Company).

                  (b) The Stockholders acknowledge that pursuant to Article IV, Section C.3.e of the Certificate, the holders of the Company's Series C Preferred Stock are entitled to elect one director in addition to the directors elected pursuant to Section 6.1(a) of this Agreement.

                  (c) Any director who is elected to the Board of Directors pursuant to a designation under Section 6.1(a) above may be removed from the Board of Directors during or upon the completion of such director's term by (and only by) the Stockholder having made the designation. Upon the occurrence of a vacancy in the Board of Directors occasioned by the resignation, retirement, death, disability or removal, or the expiration of the term, of a director designated under Section 6.1(a) above, the Stockholder having designated such director shall be entitled to designate the successor thereto and the name of the individual so designated shall be promptly submitted to the Stockholders for election by the most expeditious means practicable, and the Stockholders agree to cause the election of such new designee.

                  (d) The Board of Directors shall elect, from among the directors of the Company, other than directors designated by the Founding Stockholder, a chairman of the Board of Directors (the "Chairman"). The Chairman shall chair all meetings of the Board of Directors and have any other duties assigned to him by the Board of Directors.

                  (e) The parties agree that given the nature of the Major Institutional Stockholders, to the extent permitted by applicable law, any directors appointed pursuant to Section 6.1(a)(i), (ii), (iii), (iv) or (v) above shall not have a duty to offer to the Company business opportunities of which such director becomes aware and which falls within the scope of the business conducted by the Stockholder by whom such director was designated.

                  (f) Any director appointed pursuant to Section 6.1(a)(i),
(ii), (iii), (iv) or (v) will be entitled to indemnification to the full extent provided by the Certificate and the Corporation law.


                                     12.

         6.2 FREQUENCY, QUORUM AND VOTING. Regular meetings of the Board of Directors shall take place no less than four (4) times per year, I.E. one regular meeting in each calendar quarter. Unless otherwise agreed by all directors, at least two (2) board meetings per year shall be held in Denmark and at least two (2) board meetings per year shall be held in the United States.

         6.3 NOTICE OF MEETINGS. The Company shall provide all directors and any Board Observer with not less than thirty (30) days' notice of all regular meetings of the Board of Directors, and shall provide such directors with a detailed agenda of the items to be discussed at such meeting (PROVIDED that a revised agenda and related materials may be provided to such persons less than 30 days before the meeting). Compliance with such notice provision may be waived in writing by a director. Any waiver shall be applicable only to one meeting of the Board of Directors.


         6.4 SPECIAL MEETINGS. Special meetings of the Board of Directors may be called, on not less than eight (8) days' notice by not fewer than two directors, at least one of whom shall have been appointed pursuant to Sections 6.1(a)(i),
(ii), (iii), (iv) or (v) and at least one of whom shall have been appointed pursuant to Section 6.1(a)(vi). The Chairman shall use all reasonable efforts to communicate in advance of any special meeting with directors who are unable to attend such meeting to elicit their views on actions proposed to be taken at the special meeting. Compliance with the notice provision in this paragraph may be waived in writing by a director. Any waiver shall be applicable only to one meeting of the Board of Directors.

         6.5 COMPOSITION OF COMMITTEES. Every committee of the Board of Directors shall include at least one director designated pursuant to Sections 6.1(a)(i), (ii), (iii), (iv) or (v).

         6.6 GOVERNANCE OF SUBSIDIARIES. The Stockholders agree that the board of directors of each subsidiary of the Company shall be appointed to reasonably reflect the interests of the Stockholders. Any Major Stockholder may require that the board of directors of any subsidiary of the Company be comprised of a number of directors equal to the number of directors of the Company. In such event, the directors of such subsidiary shall be appointed in the manner provided herein with respect to the designation of the Board of Directors.

         6.7 STOCKHOLDERS' OBLIGATIONS TO TAKE CERTAIN ACTIONS. Each Stockholder covenants and agrees that to the extent the effectuation of any Significant Action requires any act of any Stockholder, such Stockholder will take any action requested of it by the Board of Directors (including the execution of proxies, consents, documents or certificates) necessary or helpful to effect the Significant Action that has been approved as provided for herein.

         6.8 LIMITATION ON DIRECTORS' ACTIONS. Without the consent of all of the directors who have no interest in any transaction proposed between the Company and a director or a Stockholder, no director who has an interest in any such transaction and no director who is a designee of a Stockholder who has an interest in such a transaction, shall vote upon such transaction. For purposes of this Section 6.8, the term "transaction" shall not include the decision to employ or to terminate the employment of an individual, except where the termination is for cause as defined in the relevant employment agreement, if any.


                                      13.

                                    ARTICLE 7

                      AFFIRMATIVE COVENANTS OF THE COMPANY

         The Company hereby covenants and agrees with the Institutional Stockholders as follows:

         7.1 MATERIAL CHANGES AND LITIGATION. The Company shall promptly notify the Major Institutional Stockholders of any material adverse change in the business, assets or condition, financial or otherwise, of the Company, of any defaults by the Company under any material contract(s) to which the Company is a party, and of any litigation or governmental proceeding or investigation brought or, to the best of the Company's knowledge, threatened against the Company, the Founding Stockholder, any officer, director, key employee or principal stockholder of the Company which, if adversely determined, would materially adversely affect the Company or its business, prospects, assets or condition, financial or otherwise.

         7.2 TRANSACTIONS WITH AFFILIATES. The Company shall promptly disclose to the Institutional Stockholders the existence of any transaction or arrangement of which the Company has knowledge with or for the benefit of a Stockholder, officer or director of the Company or any Affiliate or a member of the immediate family of the foregoing. In addition, the Company shall require the prompt disclosure to the Company of any arrangement or transaction involving any such person. The Company shall not knowingly enter into an arrangement or transaction with any such person except in conformity with Article 8 hereof.

         7.3 BOARD OBSERVER. The Company will permit any Stockholder who owns at least five hundred thousand (500,000) shares of capital stock in the Company, taking into account shares of Preferred Stock issuable upon declaration of the Special Dividend, to appoint one observer to the Board of Directors (a "Board Observer"). The Board Observer shall be entitled to attend all meetings of the Board of Directors and to receive such notice and other information with respect to such meetings as are delivered to the directors of the Company. The Company shall not be obligated to reimburse the expenses incurred by the Board Observer.

         7.4 CORPORATE EXISTENCE. The Company shall maintain at all times its existence as a corporation incorporated and in good standing under the laws of the State of Delaware, and shall file all necessary documentation, tax returns, reports and related information required to maintain such existence.

         7.5      FINANCIAL STATEMENTS AND OTHER INFORMATION.

                  (a) The Company shall deliver to each Institutional
Stockholder:

                           (i) within 120 days after the end of each fiscal year
of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of operations and of cash flows of the Company for such year, certified by a "Big Five" certified public accountant firm selected by the Company, and prepared in accordance with generally accepted accounting principles; and

                           (ii) within 45 days after the end of each fiscal
quarter of the Company, an unaudited balance sheet of the Company as at the end of such quarter, and unaudited


                                     14.

statements of operations and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter.

                  (b) The Company shall deliver to each Major Institutional
Stockholder:

                           (i) within 30 days after the end of each month, an
unaudited balance sheet of the Company as at the end of such month and unaudited statements of income and of cash flows of the Company for such month and for the current fiscal year to the end of such month, setting forth in comparative form the Company's projected financial statement for the corresponding periods for the current fiscal year;

                           (ii) as soon as available, but in any event within 30
days before commencement of each new fiscal year, a three-year rolling business plan and a budget (including a capital expenditures budget) for the new fiscal year.

                           (iii) with reasonable promptness, such other notices,
information and data with respect to the Company as the Company delivers to the holders of its Common Stock, and such other information and data as such Major Institutional Stockholder may from time to time reasonably request.

                  (c) Financial statements shall be prepared on a consolidated basis if the Company then has any majority-owned subsidiaries. The financial statements delivered pursuant to clause (ii) of paragraph (a) and clause (i) of paragraph (b) shall be accompanied by a certificate of the chief financial officer of the Company stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as noted) and fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby.

         7.6 INSPECTION OF BOOKS AND RECORDS. The Company shall permit each Stockholder holding more than five hundred thousand (500,000) shares of capital stock, taking into account shares of Preferred Stock issuable upon declaration of the Special Dividend, or any authorized representative thereof, to visit and inspect the properties of the Company, including corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested, PROVIDED that such Stockholder executes and delivers a confidentiality agreement in form and substance reasonably satisfactory to the Company prior to any such visit and inspection.

         7.7 PAYMENT OF TAXES. The Company shall pay all income, franchise, real property, sales and other taxes, assessments and levies (whether federal, state or local) promptly when due.

         7.8 INSURANCE. Until February 3, 2002, the Company shall maintain term life insurance upon the life of Mark R. Brann in the amount of Five Million United States Dollars (US $5,000,000), with the proceeds payable to the Company.

         7.9 PATENTS AND INTELLECTUAL PROPERTY. The Company shall maintain a policy governing the development, use, licensing and protection of its patents and intellectual property.


                                      15.

         7.10 NONDISCLOSURE AGREEMENTS. The Company shall require all persons now or hereafter employed by the Company, whether as employees or consultants, and who have access to confidential and proprietary information of the Company to enter into nondisclosure and assignment of inventions agreements in such form as may be approved by the Board of Directors.

         7.11 EXPENSES AND COMPENSATION OF DIRECTORS.

                  (a) The Company shall promptly reimburse in full each director of the Company for all reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof, including, without limitation, reasonable travel and lodging expenses.

                  (b) The Company shall pay to members of the Board of Directors who are not employees of the Company annual compensation for their services pursuant to a compensation arrangement approved by the Board of Directors.

         7.12 RESERVATION OF COMMON STOCK. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance pursuant to its obligations set forth in the Certificate, and/or issuable upon the exercise of the Warrants.

         7.13 INTERNATIONAL INVESTMENT AND TRADE IN SERVICES SURVEY ACT. The Company shall use its best efforts to file on a timely basis all reports required to be filed by it under 22 U.S.C Section 3104, or any similar statute, relating to a foreign person's direct or indirect investment in the Company.

         7.14 COPENHAGEN LEAD DISCOVERY PROJECT. The Company agrees to use its best efforts to develop the Copenhagen Project and to fully utilize proceeds of the Loan Commitment for that purpose.

         7.15 NOTICE OF CERTAIN BREACHES. The Company covenants and agrees that it will promptly (but in any event within five (5) business days from the Company becoming aware of such event) notify the Institutional Stockholders of any event which alone or with the passage of time or the giving of notice would constitute a breach of any representation or warranty made by the Company or the Founding Stockholder in the Series E Stock Purchase Agreement.

         7.16 BUDGETS. The Company agrees that at least 30 days prior to the commencement of each fiscal year it shall submit to its Board of Directors a budget for the ensuing fiscal year.

         7.17 CONDUCT OF BUSINESS. The Company covenants and agrees with the Institutional Investors that it shall, and shall require its officers and employees to, conduct the business of the Company in accordance with the business plan and budget approved by the Board of Directors, and otherwise in accordance with applicable law, rules and regulations and with the highest professional and ethical standards.

         7.18 PRESERVATION OF SHARES. The Company shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Preferred Stock, for the purpose of declaring and issuing a Special Dividend, such number of its


                                     16.

duly authorized shares of Preferred Stock as shall from time to time be sufficient to declare and issue the Special Dividend in accordance with the Certificate.

                                    ARTICLE 8

                               NEGATIVE COVENANTS

         The Company shall not take any Significant Action without the prior approval of the Specified Majority of the Board of Directors. Notwithstanding the foregoing, the prior approval of the Specified Majority of Directors shall not be required for the Company to pay the expenses incurred by it in connection with the transactions contemplated by the Series E Stock Purchase Agreement.

                                    ARTICLE 9

                               REGISTRATION RIGHTS

         9.1 REQUIRED REGISTRATIONS.

                  (a) At any time after the earlier of January 15, 2001 or the Company's Initial Public Offering, an Institutional Stockholder or Stockholders holding in the aggregate at least 40% of the Registrable Shares may request, in writing, that the Company effect the registration on Form S-1 or Form S-2 (or any successor form) of the Registrable Shares owned by such Institutional Stockholder or Stockholders having an aggregate offering price of at least $7,500,000 (based on the then current market price or fair value). If the holders initiating the registration intend to distribute the Registrable Shares by means of an underwriting, they shall so advise the Company in their request. In the event such registration is underwritten, the right of other Institutional Stockholders to participate shall be conditioned on such Stockholders' participation in such underwriting. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Institutional Stockholders. Such Stockholder shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Institutional Stockholders may request in such notice of election; PROVIDED that if the underwriter (if any) managing the offering determines that, because of marketing factors, all of the Registrable Shares requested to be registered by all Institutional Stockholders may not be included in the offering, then all Institutional Stockholders who have requested registration shall participate in the registration pro rata based upon the number of Registrable Shares which they have requested to be so registered. If the underwriter has not limited the number of Registrable Shares to be underwritten, the Company may include securities for its own account (or for the account of other stockholders) in such registration if the underwriter so agrees and if the number of Registrable Shares that would otherwise have been included in such registration and underwriting will not thereby be limited. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-1 or Form S-2 (or any successor form) of all Registrable Shares which the Company has been requested to so register.


                                     17.

                  (b) At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), an Institutional Stockholder or Stockholders holding in the aggregate at least 25% of the Registrable Shares may request the Company, in writing, to effect the registration on Form S-3 (or such successor form), of Registrable Shares having an aggregate offering price of at least $500,000 (based on the then current public market price). Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all the Institutional Stockholders. Such stockholders shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Institutional Stockholders may request in such notice of election; PROVIDED that if the underwriter (if any) managing the offering determines that, because of marketing factors, all of the Registrable Shares requested to be registered by all Institutional Stockholders may not be included in the offering, then all such Stockholders who have requested registration shall participate in the registration pro rata based upon the number of Registrable Shares which they have requested to be so registered. If the underwriter has not limited the number of Registrable Shares to be underwritten, the Company may include securities for its own account (or for the account of other stockholders) in such registration if the underwriter so agrees and if the number of Registrable Shares that would otherwise have been included in such registration and underwriting will not thereby be limited. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-3 (or such successor form) of all Registrable Shares which the Company has been requested to so register.

                  (c) The Company shall not be required to effect more than two registrations pursuant to paragraph (a) above or more than three registrations pursuant to paragraph (b) above. In addition, the Company shall not be required to effect any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six months after the effective date of any other Registration Statement of the Company.

                  (d) If at the time of any request to register Registrable Shares pursuant to this Section 9.1, the Company is engaged or has fixed plans to engage within 30 days of the time of the request in a registered public offering as to which the Institutional Stockholders may include Registrable Shares pursuant to Section 9.2 or is engaged in any other activity which, in the good faith determination of the Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of six months from the effective date of such offering or the date of commencement of such other material activity, as the case may be, such right to delay a request may not be exercised by the Company more than once in any two-year period.

         9.2 INCIDENTAL REGISTRATION.

                  (a) Whenever the Company proposes to file a Registration Statement (other than pursuant to Section 9.1) at any time and from time to time, it will, prior to such filing, give written notice to all Institutional Stockholders of its intention to do so and, upon the written request of an Institutional Stockholder or Stockholders given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares which


                                      18.

the Company has been requested by such Institutional Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Institutional Stockholder or Stockholders; PROVIDED that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 9.2 without obligation to any Stockholder.

                  (b) In connection with any registration under this Section 9.2 involving an underwriting, the Company shall not be required to include any Registrable Shares in such registration unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (PROVIDED that such terms must be consistent with this Agreement). If in the opinion of the managing underwriter it is appropriate because of marketing factors to limit the number of Registrable Shares to be included in the offering, then the Company shall be required to include in the registration only that number of Registrable Shares, if any, which the managing underwriter believes should be included therein; PROVIDED that no persons or entities other than the Company, the Institutional Stockholders and persons or entities holding registration rights shall be permitted to include securities in the offering. If the number of Registrable Shares to be included in the offering in accordance with the foregoing is less than the total number of shares which the holders of Registrable Shares have requested to be included, then the holders of Registrable Shares who have requested registration and other holders of securities entitled to include them in such registration shall participate in the registration pro rata based on their total ownership of shares of Common Stock (giving effect to the conversion into Common Stock of all securities convertible thereinto).

         9.3 REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

                  (a) promptly file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become effective;

                  (b) as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and, in the case of any other offering, until the earlier of the sale of all Registrable Shares covered thereby or 120 days after the effective date thereof;

                  (c) as expeditiously as possible furnish to each selling Institutional Stockholder such reasonable numbers of copies of the prospectus and the Registration Statement, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Institutional Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Institutional Stockholder;


                                     19.

                  (d) as expeditiously as possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Institutional Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Institutional Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Institutional Stockholder; PROVIDED, HOWEVER, that the Company shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction; and

                  (e) furnish to each prospective selling Institutional Stockholder a signed counterpart of (i) an opinion of counsel for the Company delivered to the underwriters, dated the effective date of the Registration Statement, and (ii) to selling Institutional Stockholders from the independent auditors of the Company, a "comfort" letter delivered to the underwriters and signed by the independent auditors who have certified the Company's financial statements included in the Registration Statement, covering substantially the same matter with respect to events subsequent to the date of the financial statements, as are customarily covered (at the time of such registration) in opinions of issuer's counsel and in "comfort" letters delivered to the underwriters in underwritten public offerings of securities.

         If the Company has delivered preliminary or final prospectuses to the selling Institutional Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Institutional Stockholders and, if requested, the selling Institutional Stockholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Institutional Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Institutional Stockholders shall be free to resume making offers of the Registrable Shares.

         9.4 ALLOCATION OF EXPENSES. The Company will pay all Registration Expenses of all registrations under this Agreement; PROVIDED, HOWEVER, that if a registration under Section 9.1 is withdrawn at the request of the Institutional Stockholders requesting such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Institutional Stockholders after the date on which such registration was requested) and if the requesting Institutional Stockholders elect, by majority vote of the securities registered for such Institutional Stockholders, not to have such registration counted as a registration requested under Section 9.1, the requesting Institutional Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section 9.4, the term "Registration Expenses" shall mean all expenses reasonably incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the fees and expenses of one counsel selected by the selling Institutional Stockholders to represent the selling Institutional Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Institutional Stockholders' own counsel (other than the counsel selected to represent all selling Institutional Stockholders).


                                     20.

         9.5 INDEMNIFICATION AND CONTRIBUTION.

                  (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.

                  (b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectuses, amendment or supplement; PROVIDED, HOWEVER, that the obligations of such Institutional Stockholders hereunder shall be limited to an amount equal to the proceeds to each Institutional Stockholder of Registrable Shares sold in connection with such registration.


                                     21.

                  (c) Each party entitled to indemnification under this Section
9.5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; PROVIDED that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, PROVIDED FURTHER that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9.5. The Indemnified Party may participate in such defense at such party's expense; PROVIDED, HOWEVER, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of each other Indemnified Party.

                  (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 9.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9.5 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Institutional Stockholder or any such controlling person in circumstances for which indemnification is provided under this Section 9.5; then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties' relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.5(d) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.5(d). The amount paid or payable by an Indemnified Party as result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating or, except as provided in Section 9.5(c), defending any such action or claim. Notwithstanding the


                                      22.

provisions of this Section 9.5(d), (A) no such holder will be required to contribute any amount in excess of the proceeds to it of all Registrable Shares sold by it pursuant to such Registration Statement, and (B) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentations.

         9.6 INDEMNIFICATION WITH RESPECT TO UNDERWRITTEN OFFERING. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 9.1, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreement to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

         9.7 INFORMATION BY HOLDER. Each Institutional Stockholder including Registrable Shares in any registration shall furnish to the Company such information regarding such Institutional Stockholder and the distribution proposed by such Institutional Stockholder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

         9.8 "STAND-OFF" AGREEMENT. Each Institutional Stockholder, if requested by the Company and the managing underwriter of an offering by the Company of Common Stock or other securities of the Company pursuant to a Registration Statement, shall agree not to sell publicly or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Institutional Stockholder for a specified period of time (not to exceed 180 days) following the effective date of such Registration Statement; PROVIDED that:

                  (a) such agreement shall only apply to the first Registration Statement covering Common Stock of the Company to the public in an underwritten offering; and

                  (b) all Institutional Stockholders holding not less than the number of shares of Common Stock held by such Institutional Stockholder (including shares of Common Stock issuable upon the conversion of shares of Stock, or other convertible securities, or upon the exercise of options, warrants or rights) and all officers and directors of the Company enter into similar agreements.

         9.9 RULE 144 REQUIREMENTS. After the effective date of the first Registration Statement filed by the Company for an offering of its securities to the public, the Company agrees to:

                  (a) make and keep public information available in compliance with the requirements of Rule 144 under the Securities Act;

                  (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and


                                      23.

                  (c) furnish to a holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and the reporting requirements of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

         9.10 MERGERS, ETC. The Company shall not, directly or indirectly, enter in any merger, consolidation or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Agreement and for that purpose references hereunder to "Registrable Shares" shall be deemed to be references to the securities which the Stockholders would be entitled to receive in exchange for Registrable Shares under any such merger, consolidation or reorganization; PROVIDED, HOWEVER, that the provisions of this Section 9.10 shall not apply in the event of any merger, consolidation or reorganization in which the Company is not the surviving corporation if all Institutional Stockholders are entitled to receive in exchange for their Registrable Shares consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation which may be immediately sold to the public without registration under the Securities Act, or
(iii) securities of the acquiring corporation which the acquiring corporation has agreed to register within 90 days of completion of the transaction for resale to the public pursuant to the Securities Act.

         9.11 TERMINATION OF REGISTRATION RIGHTS. All of the Company's obligations to register Registrable Shares under this Agreement shall terminate on the eighth anniversary of this Agreement. In addition, a Stockholder's registration rights shall expire if (a) the Company has completed its Initial Public Offering and is subject to the provisions of the Exchange Act, (b) all Registrable Shares held by and issuable to such Stockholder (and its Affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period, and (c) Registrable Shares held by such Stockholder equal less than one percent (1%) of the outstanding shares of Common Stock (on an as-converted basis).

         9.12 TRANSFERS OF RIGHTS. The registration rights of each Institutional Stockholder hereunder, along with its obligations related thereto, may be assigned by such Institutional Stockholder, in whole or in part, to any person or entity to which shares of Stock are transferred by such Institutional Stockholder, and such transferee shall be deemed an "Institutional Stockholder" for purposes of this Agreement generally and this Article 9 specifically) provided that the Institutional Stockholder or the transferee provides written notice of such assignment to the Company.

         9.13 REGISTRATION RIGHTS TO THIRD PARTIES. The Company shall not without the written consent of the holders of at least two-thirds of the Registrable Shares grant to any third party or group of parties rights with respect to registration of shares of Stock under the Securities Act on terms more favorable in the aggregate than those provided herein.

         9.14 CONSTRUCTION. For the purposes of this Article 9 only, the term "Institutional Stockholders" shall be deemed to include Allergan Sales, Inc. ("Allergan Sales"), the successor to Vision Pharmaceuticals L.P., a Texas limited partnership ("Vision"), and all references to


                                     24.

"Registrable Shares" shall be deemed to include all "Registrable Securities" as such term is used in the Stock Purchase Agreement dated September 24, 1997 between the Company and Vision. Allergan Sales represents and warrants that it is the sole transferee of the rights, title and interests of Vision in the Series C Preferred Stock.

                                   ARTICLE 10

                                   DEFINITIONS

         10.1 "Affiliate" means, with respect to any Person, any Person who controls, is controlled by, or is under common control with, such Person. "Affiliate" also means, with respect to ABN AMRO Ventures B.V., any venture capital fund or other investment entity that is managed or advised by ABN AMRO Ventures B.V. or any Affiliate thereof.

         10.2 "BankInvest" means BankInvest 7 Biotechnologi and BankInvest 1 Danske Aktier, collectively.

         10.3 "Board of Directors" means the board of directors of the Company.

         10.4 "Board Observer" has the meaning set forth in Section 7.3 of this Agreement.

         10.5 "By-Laws" means the Company's By-Laws, as amended.

         10.6 "Certificate" means the Company's Certificate of Incorporation, as amended and restated.

         10.7 "Commission" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

         10.8 "Common Stock" means the Common Stock, par value $.0001 per share, of the Company.

         10.9 "Company" means ACADIA Pharmaceuticals Inc., its successors and assigns.

         10.10 "Competitor" means any Person who conducts any business activity of the same or similar kind as the Company or business activity in the biotechnology, genetic engineering or pharmaceutical industries.

         10.11 "Copenhagen Project" means the Company's research and development project which is more fully described in the Loan Commitment.

         10.12 "Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         10.13 "Co-Sale Transaction" means either of the following events: (i) shares of Stock representing a majority of the voting power of the Company become beneficially owned by a single Person (including Affiliates of such Person), or (ii) excluding shares issued in connection


                                      25.

with a strategic relationship as set forth in Section 2.7(g), any shares of Stock become beneficially owned by a Competitor or an Affiliate of a Competitor.

         10.14 "Cure Period" has that meaning set forth in Section 5.2 of this Agreement.

         10.15 "Event of Default" has that meaning set forth in Section 5.1 of this Agreement.

         10.16 "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

         10.17 "Existing Institutional Stockholder" has that meaning set forth in the introductory paragraph to this Agreement.

         10.18 "First Institutional Stockholders" means BankInvest, Dansk Kapitalanlaeg Aktieselskab, Lonmodtagernes Dyrtidsfond and Kommunernes Pensionsforsikring A/S.

         10.19 "First Stockholders Agreement" has that meaning set forth in paragraph B of the Recitals.

         10.20 "First Amended Stockholders Agreement" has that meaning set forth in paragraph C of the Recitals.

         10.21 "Founding Stockholder" means Mark R. Brann and shall not mean any assignee or transferee of Mark R. Brann.

         10.22 "Initial Public Offering" means the closing of the Company's first firm commitment underwritten public offering of its Common Stock under the Securities Act.

         10.23 "Institutional Stockholder" has that meaning set forth in the introductory paragraph of this Agreement.

         10.24 "Loan Commitment" means the commitment of Vaekstfonden to lend the Company the sum of DKK 44,573,063.00.

         10.25 "Major Institutional Stockholder" means any Stockholder, other than the Founding Stockholder, who owns at least 500,000 shares of Preferred Stock. For purposes of this definition, all shares of Stock held by Affiliates of a Stockholder will be aggregated to determine the number of shares of Stock held by a Stockholder.

         10.26 "Major Stockholder" means each Major Institutional Stockholder and the Founding Stockholder.

         10.27 "New Institutional Stockholder" has that meaning set forth in the introductory paragraph to this Agreement.

         10.28 "Offered Securities" has that meaning set forth in Section 2.1 of this Agreement.

         10.29 "Organizational Documents" means the Certificate and By-Laws.


                                     26.

         10.30 "Partnership" means Investor Associates RT.

         10.31 "Person" means any individual, partnership (general or limited), corporation, trust, estate, association, or other entity.

         10.32 "Preferred Stock" means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and any other series of preferred stock issued subsequent to the date of this Agreement.

         10.33 "Qualifying IPO" has the meaning set forth in Section 2.7(f).

         10.34 "Registrable Shares" means (i) the shares of Common Stock issued or issuable upon conversion of any Preferred Stock, (ii) the shares of Common Stock into which the Preferred Stock (including Preferred Stock issued pursuant to the Special Dividend) is reclassified, (iii) the shares of Common Stock issued or issuable upon exercise of the Warrants, (iv) any shares of Common Stock, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities, acquired by the Institutional Stockholders pursuant to this Agreement, the Series A Stock Purchase Agreement, the Series B Stock Purchase Agreement, the Series D Stock Purchase Agreement or the Series E Stock Purchase Agreement and (v) any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); PROVIDED, HOWEVER, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares (i) upon any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (ii) upon any sale in any manner to a person or entity which, by virtue of Section 9.12 of this Agreement, is not entitled to the rights provided by this Agreement. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock into which shares of Preferred Stock may be reclassified, including that number of shares of Preferred Stock to which the applicable Stockholder would be entitled following the declaration and issuance to the Special Dividend.

         10.35 "Registration Expenses" means the expenses described in Section 9.4.

         10.36 "Registration Statement" means a registration statement filed by the Company with the Commission for a public offering and sale of Common Stock (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

         10.37 "Second Amended Stockholders Agreement" has the meaning set forth in paragraph D of the Recitals.

         10.38 "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

         10.39 "Series A Preferred Stock" means the Series A Preferred Stock, $0.01 par value per share, of the Company.


                                      27.

         10.40 "Series B Preferred Stock" means the Series B Preferred Stock, $0.01 par value per share, of the Company.

         10.41 "Series C Preferred Stock" means the Series C Preferred Stock, $0.01 par value per share, of the Company.

         10.42 "Series D Preferred Stock" means the Series D Preferred Stock, $0.01 par value per share, of the Company.

         10.43 "Series E Preferred Stock" means the Series E Preferred Stock, $0.01 par value per share, of the Company.

         10.44 "Series A Stock Purchase Agreement" means the Series A Stock Purchase Agreement between the Company, the Founding Stockholder and the First Institutional Stockholders, dated February 3, 1997.

         10.45 "Series B Stock Purchase Agreement" means the Series B Stock Purchase Agreement between and among the Company, the Founding Stockholder, the Partnership and the First Institutional Stockholders, dated August 12, 1997.

         10.46 "Series C Stock Purchase Agreement" means the Stock Purchase Agreement between the Company and Vision Pharmaceuticals L.P., dated September 24, 1997.

         10.47 "Series D Stock Purchase Agreement" means the Series D Preferred Stock Purchase Agreement by and among the Company and the purchasers of the Series D Preferred Stock, dated August 26, 1998.

         10.48 "Series E Stock Purchase Agreement" means the Series E Preferred Stock Purchase Agreement by and among the Company and the purchasers of Series E Preferred Stock, dated as of even date herewith.

         10.49 "Significant Actions" means any of the following actions:

                  (a) the authorization or issuance of any equity securities of the Company, except for issuance of Common Stock in the manner contemplated by
Section 2.7(b), (c) (PROVIDED that such plan or arrangement is approved in accordance with Section 10.49(e)) or (d);

                  (b) the declaration or payment of any dividend or any other distribution, as defined in the Certificate, on Common Stock including without limitation any stock dividend;

                  (c) making (or permitting an Affiliate of the Company to make) a loan or advance to, or owning (or permitting an Affiliate of the Company to own) any stock or other securities of, any subsidiary or other corporation, partnership or other entity unless it is wholly owned by the Company;

                  (d) entering into a transaction with or for the benefit of any Stockholder, officer or director of the Company or an Affiliate of any of the foregoing;


                                     28.

                  (e) the creation of any equity-based incentive compensation plan or agreement described in Section 2.7(c) (other than the Company's 1997 Stock Option Plan) and the grant of more than 40,000, in the aggregate, options, shares or rights thereunder;

                  (f) the guaranty, directly or indirectly, of any indebtedness of another entity (including subsidiaries of the Company);

                  (g) the merger or consolidation of the Company with or into another entity, the sale, lease or disposal of all or substantially all of the assets of the Company, or the acquisition of all or substantially all of the assets of another entity;

                  (h) a change in the fiscal year of the Company;

                  (i) the adoption or amendment of any policy governing the use, protection, disclosure, enforcement or distribution of the intellectual property of the Company;

                  (j) entering into, amending or terminating contracts in excess of two years in length and involving, in the aggregate, expenditures by the Company in excess of $150,000;

                  (k) commencing or resolving material litigation;

                  (l) creating or dissolving joint ventures, partnerships, or subsidiaries;

                  (m) amending the Certificate or By-Laws, or changing the size of the Board of Directors other than as contemplated by Section 6.1(a);

                  (n) resolving to dissolve or wind up the affairs of the Company;

                  (o) using the proceeds of the investment made by the Institutional Stockholders other than in accordance with a budget and business plan approved by the Board of Directors by a Specified Majority;

                  (p) entering into, amending or terminating the employment arrangement, including but not limited to written contracts of employment, with any person who is, or is intended to become, an officer or key employee of the Company with a base salary in excess of $150,000 per year, the grant of any discretionary bonus or the approval of any bonus formula;

                  (q) approving the pledge of shares of Stock of the Company by any Stockholder;

                  (r) waiving an affirmative covenant of the Company set forth in Article 7 hereof;

                  (s) entering into, amending or terminating any material contracts (including development contracts);

                  (t) the creation of any lien, pledge or other encumbrance on any of assets of the Company or its subsidiaries other than as incurred in the ordinary course of business;


                                      29.

                  (u) the application for or acceptance of any European Union or other public grants or subsidies including but not limited to grants or subsidies for research purposes;

                  (v) acquisition, sale or other disposition of any assets (other than Intellectual Property Rights) other than in the ordinary course of business;

                  (w) acquisition, sale or other disposition of any Intellectual Property Rights other than pursuant to licenses from or licenses to third parties containing terms and conditions in substantial conformance with standard terms and conditions for such licenses which have been approved by a Specified Majority;

                  (x) the delegation of the authority of the Board of Directors, including the authority to approve significant actions to any person or committee;

                  (y) the purchase by the Company of any of its outstanding securities;

                  (z) any material change to the basic strategy of the Company as a biopharmaceutical company engaged in the discovery of lead compounds for pharmaceutical development and related applications of its proprietary technology platform that combines genome-based assays with high-throughput screening and clinically relevant pharmacology;

                  (aa) the appointment or removal of the auditors of the Company;

                  (bb) a material change in the accounting principles of the Company;

                  (cc) any action whereby the Company would become a U.S. Real Property Holding Company;

                  (dd) a sale or acquisition of any share in any corporate body; or

                  (ee) any registration of the Company's Securities other than in accordance with Article 9 hereof.

         10.50 "Significant Number of Stockholders" means at least all of the Major Stockholders but one (1).

         10.51 "Special Dividend" has that meaning set forth in Section 2.1 of this Agreement.

         10.52 "Specified Majority" means the affirmative vote of two-thirds of the directors appointed by the Stockholders pursuant to Section 6.1(a), I.E. if the number of directors appointed pursuant to Section 6.1(a) is eight (8), the affirmative vote of six (6) directors and if the number of directors appointed pursuant to Section 6.1(a) is nine (9), the affirmative vote of six (6) directors.

         10.53 "Stock" means the issued and outstanding shares of Common Stock and Preferred Stock.


                                     30.

         10.54 "Subsidiary" means any entity 50% or more of whose securities are owned by the Company or as to which the Company has the right to elect a majority of the board of directors.

         10.55 "Third Amended Stockholders Agreement" has the meaning set forth in paragraph E of the Recitals.

         10.56 "Warrants" means the Warrants held by certain Stockholders and Allergan Sales , as the successor to Vision Pharmaceuticals L.P., as of the date hereof.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1 LEGENDS.

                  (a) The following legends shall appear on the back of any certificate for shares of Stock issued by the Company to the Stockholders:

                  THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS (A) PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT OR (B) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SHARES OR
                  (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SHARES SATISFACTORY TO THE COMPANY AND ITS COUNSEL STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS. ANY PURCHASER, ASSIGNEE, TRANSFEREE, PLEDGEE OR OTHER SUCCESSOR TO ANY HOLDER HEREOF IS BOUND BY THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH WILL BE MAILED, WITHOUT CHARGE, WITHIN FIVE (5) DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR DIRECTED TO THE SECRETARY OF THE COMPANY.

                  (b) A legend substantially as set forth below shall appear on the back of any certificate for shares of Stock issued to any person not a party to this Agreement:

                  THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT THE TERMS OF WHICH MAY AFFECT THE RIGHTS OF STOCKHOLDERS NOT


                                     31.

                  A PARTY THERETO. THE COMPANY WILL MAIL A COPY OF SUCH STOCKHOLDERS AGREEMENT TO ANY REGISTERED HOLDER OF ANY OF ITS CAPITAL STOCK, WITHOUT CHARGE, WITHIN FIVE (5) DAYS AFTER A WRITTEN REQUEST THEREFOR IS RECEIVED BY THE SECRETARY OF THE COMPANY.

         11.2 AMENDMENT; TERMINATION. Except as otherwise provided specifically in this Agreement, this Agreement may be amended or terminated only by a writing which refers to this Agreement and which is executed by parties to this Agreement holding 90% of the Stock or their permissible successors and assigns. Notwithstanding the foregoing, (i) Articles 2, 3, 4, 5, 6, 7 and 8 of this Agreement shall terminate and be of no further force and effect upon the closing of a Qualifying IPO and (ii) this Agreement may be amended with only the written consent of the Company to include additional purchasers of Series E Preferred Stock as "New Institutional Stockholders" and "Stockholders" and parties hereto.

         11.3 EFFECT OF AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the Company and shall be binding upon and inure to the benefit of the other parties hereto and any person who acquires shares of Stock from the Company or from a party hereto in accordance with the terms of this Agreement (including, without limitation, pursuant to the provisions of Articles 2 and 3 of this Agreement). Except for the issuance by the Company of shares and options pursuant to the Company's 1997 Stock Option Plan, the Company shall not issue any certificate for shares of Stock to any person until such person shall have first executed and delivered a copy of this Agreement. No party to this Agreement may assign any of its rights or delegate any of its duties under this Agreement except in connection with a transfer of its shares of Stock which complies in all respects with the terms of this Agreement and the Organizational Documents.

         11.4 COMPUTATION OF PERCENTAGES OR PRO RATA SHARE. All calculations or determinations in this Agreement pertaining to percentage or pro rata interests of holders of Preferred Stock shall be calculated on the basis of the number of shares of Common Stock to which the holder of such Preferred Stock would be entitled immediately prior to a public offering of Common Stock which causes a reclassification or conversion of such Preferred Stock under Article IV, Section
C.5. of the Certificate at the date relevant for such determination or calculation.

         11.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same Agreement.

         11.6 NOTICES. All notices, elections and other communications pursuant to this Agreement shall be made in writing and sent to (a) the Company at its principal business address or (b) to any Stockholder at the address as shown on the books and records of the Company and shall be deemed to be received the second business day following deposit with an overnight mail or courier service, the date of receipt of electronic confirmation of receipt of an electronic facsimile message or one week after being sent by regular or certified mail, postage prepaid.

         11.7 ENTIRE AGREEMENT. Except as expressly set forth herein or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement, this


                                     32.

Agreement embodies the entire agreement in relation to its subject matter, and supersedes all prior agreements and negotiations.

         11.8 GOVERNING LAW. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive law of the State of California.

         11.9 SEVERABILITY. Each Section, Article and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of is Agreement shall finally be determined to be unlawful, all such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

         11.10 CONSTRUCTION. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. Unless otherwise specifically indicated, references in is Agreement to Articles, Sections, paragraphs and clauses refer to the Articles, Sections, paragraphs and clauses of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

         11.11 ARBITRATION. Any dispute, controversy or difference arising between the parties out of or in relation to or in connection with this Agreement or any breach thereof which cannot be settled between the parties shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC") by which each party agrees to be bound. In any arbitration pursuant to this Section the decision shall be rendered by the three independent arbitrators who shall be appointed by the ICC whose decision shall be binding. The seat of the arbitration shall be London, England. The language of the arbitration shall be English.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]


                                     33.

         IN WITNESS WHEREOF, the parties to this Agreement, by their duly authorized representatives and officers have executed this Agreement as of the date and year first above written.

                                 COMPANY:

                                 ACADIA PHARMACEUTICALS INC.

                                 By: /s/ Leonard Borrmann
                                    --------------------------------------------
                                     Name: Leonard Borrmann
                                     Title: CEO


                                 FOUNDING STOCKHOLDER:

                                     /s/ Mark R. Brann
                                    --------------------------------------------
                                     MARK R. BRANN


                                 EXISTING INSTITUTIONAL STOCKHOLDERS:

                                 ABN AMRO VENTURES B.V.

                                 By: /s/ Fred Phillips
                                    --------------------------------------------
                                     Name: Fred Phillips
                                     Title:

                                 By: /s/ Mark Baldassare
                                    --------------------------------------------
                                     Name: Mark Baldassare
                                     Title: Investment Manager


                                 ALLMANNA PENSIONSFONDEN (5:AP)

                                 By: /s/ T. Nicolin
                                    --------------------------------------------
                                     Name: T. Nicolin
                                     Title: CEO

                                 BANKINVEST 7 BIOTECHNOLOGI

                                 By: /s/ Finn Moefelt
                                    --------------------------------------------
                                     Name: Finn Moefelt
                                     Title: Man. Director


                                 BANKINVEST 1 DANSKE AKTIER

                                 By: /s/ Finn Moefelt
                                    --------------------------------------------
                                     Name: Finn Moefelt
                                     Title: Man. Director


                                 DANSK KAPITALANLAEG AKTIESELSKAB

                                 By: /s/ Arne J. Gillin
                                    --------------------------------------------
                                     Name: Arne J. Gillin
                                     Title: Vice President

                                 By: /s/ Niels K. Agner
                                    --------------------------------------------
                                     Name: Niels K. Agner
                                     Title: President


                                 KOMMUNERNES PENSIONSFORSIKRING A/S

                                 By: /s/ Jens Bisgaard-Flantlen
                                    --------------------------------------------
                                     Name: Jens Bisgaard-Flantlen
                                     Title: Head of Equities


                                 LARS HELLERUNG CHRISTIANSEN

                                 By: /s/ Lars Hellerung Christiansen
                                    --------------------------------------------
                                     Name:
                                     Title:

                                 LONMODTAGERNES DYRTIDSFOND

                                 By: /s/ Hans Jorgen Madsen
                                    --------------------------------------------
                                     Name: Hans Jorgen Madsen
                                     Title: Head of Department

                                 By: /s/ Anita Klitgaard
                                    --------------------------------------------
                                     Name: Anita Klitgaard
                                     Title: Secretary


                                 SVENSKA HANDELSBANKEN (GOTEBORG)

                                 By: /s/ E e-Britt Jarfelt
                                    --------------------------------------------
                                     Name: E e-Britt Jarfelt
                                     Title: Senior Vice President

                                 By: /s/ Mats Littorin
                                    --------------------------------------------
                                     Name: Mats Littorin
                                     Title: Vice President and General Counsel


                                 SVENSKA HANDELSBANKEN (MALMO)

                                 By: /s/ Jorna Olycampus
                                    --------------------------------------------
                                     Name:
                                     Title:

                                 NEW INSTITUTIONAL STOCKHOLDERS:


                                 H&Q LIFE SCIENCES INVESTORS

                                 By: /s/ Alan G. Carr
                                    --------------------------------------------
                                     Name: Alan G. Carr
                                     Title: President


                                 H&Q HEALTHCARE INVESTORS

                                 By: /s/ Alan G. Carr
                                    --------------------------------------------
                                     Name: Alan G. Carr
                                     Title: President


                                 THE KAUFMANN FUND

                                 By: /s/ Lawrence Aumard
                                    --------------------------------------------
                                     Name: Lawrence Aumard
                                     Title: Chairman


                                 EATON VANCE WORLDWIDE HEALTH SCIENCES FUND

                                 By: /s/ Samuel D. Isaly
                                    --------------------------------------------
                                     Name: Samuel D. Isaly
                                     Title: Portfolio Manager


                                 FINSBURY WORLDWIDE PHARMACEUTICAL TRUST

                                 By: /s/ Samuel D. Isaly
                                    --------------------------------------------
                                     Name: Samuel D. Isaly
                                     Title: Portfolio Manager

                                 LIFE SCIENCE NO. 1 INVESTMENT PARTNERSHIP

                                 By: /s/ David J. Drutz
                                    --------------------------------------------
                                     Name: David J. Drutz
                                     Title: Partner


                                 LIFE SCIENCE NO. 2 INVESTMENT PARTNERSHIP

                                 By: /s/ David J. Drutz
                                    --------------------------------------------
                                     Name: David J. Drutz
                                     Title: Partner


                                 LIFE SCIENCE NO. 3 INVESTMENT PARTNERSHIP

                                 By: /s/ David J. Drutz
                                    --------------------------------------------
                                     Name: David J. Drutz
                                     Title: Partner

                                 FOR PURPOSES OF ARTICLE 9 ONLY:

                                 ALLERGAN SALES, INC.


                                 BY: /s/ George Lasezkay
                                    --------------------------------------------
                                 NAME: George Lasezkay
                                      ------------------------------------------
                                 TITLE: Vice President
                                       -----------------------------------------